UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2008
VAXGEN, INC.
(Exact name of Registrant as Specified in its Charter)

DELAWARE	0-26483	94-3236309
(State or other jurisdiction	Commission	(I.R.S. Employer incorporation
of organization)	File Number)	or Identification Number)
349 OYSTER POINT BOULEVARD, SOUTH SAN FRANCISCO, CALIFORNIA 94080
(Address of Principal Executive Offices)
Registrant’s Telephone Number, Including Area Code: (650) 624-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

SECTION 2 — FINANCIAL INFORMATION
Item 2.05. Costs Associated with Exit or Disposal Activities.
On April 9, 2008, VaxGen, Inc. (“VaxGen or the “Company”) announced that it was restructuring to reduce operating expenses following the termination of the proposed merger between VaxGen and Raven biotechnologies, inc. by decreasing its workforce of twenty-two employees by 75 percent. VaxGen expects to incur restructuring costs of approximately $1.1 million for one-time termination benefits associated with this action.
SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 7, 2008 the Board of Directors of VaxGen, Inc. approved the termination of the employment of Matthew J. Pfeffer, the Company’s Senior Vice President, Finance and Administration and Chief Financial Officer, effective April 15, 2008, as part of the restructuring and reduction-in-force described above in Item 2.05.
Consistent with his existing Executive Employment Agreement dated March 28, 2006, as amended effective September 12, 2006 and March 28, 2008, Mr. Pfeffer will receive a lump sum payment in an amount equal to ninety-nine percent of his annual base salary, and accelerated vesting of all outstanding stock option awards. Consistent with the VaxGen, Inc. Employee Severance Benefit Plan, Mr. Pfeffer will receive, together in a lump sum with his salary severance amount described above, two months of his current base salary, as well as COBRA benefits, if he so elects, for two months.
The Company’s decision to terminate Mr. Pfeffer’s employment was in connection with a reorganization and reduction-in-force, and did not result from any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VaxGen, Inc. (Registrant)
Dated: April 10, 2008	By:	/s/ James P. Panek
James P. Panek
President and Chief Executive Officer